Exhibit 5.1

Brian F. Leaf

(703) 456-8053

bleaf@cooley.com

January 31, 2020

Inovio Pharmaceuticals, Inc.

660 W. Germantown Pike, Suite 110

Plymouth Meeting, Pennsylvania 19462

We have represented Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the resale of up to 8,014,201 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon conversion of the Company’s 1.0% convertible bonds due 2024 (the “Bonds”) issued pursuant to a series of convertible bonds subscription agreements entered into by and among the Company and the investors named therein on July 31, 2019 and December 26, 2019 (the “Subscription Agreements”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Subscription Agreements and the forms of Bond included in each Subscription Agreement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof (except that such assumption is not made with respect to the due execution and delivery of documents by the Company). As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold upon conversion of the Bonds in accordance with the terms of the applicable Subscription Agreements and Bonds, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

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